Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 26, 2010, relating to the consolidated financial statements and financial statement schedules of Black Hills Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2009, and our report dated June 23, 2010 appearing in the Annual Report on Form 11-K of the Black Hills Corporation Retirement Savings Plan for the year ended December 31, 2009.

/S/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota

November 4, 2010